UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2025

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive
Suite 101
Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2025 (the “Effective Date”), the board of directors (the “Board”) of Vor Biopharma Inc. (the “Company”) approved a stock option repricing whereby the exercise price of certain outstanding options to purchase shares of the Company’s common stock (the “Common Stock”) under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”), the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Company’s 2023 Inducement Plan (the “Inducement Plan”) was reduced to $1.34 per share (the “Reduced Exercise Price”), the closing price of the Common Stock on the Effective Date (the “Option Repricing”).

The Option Repricing applied to options to purchase shares of Common Stock that (i) were granted under the 2015 Plan, the 2021 Plan or the Inducement Plan (each, a “Plan”), (ii) as of the Effective Date, were held by continuing employees and (iii) had an exercise price per share greater than $1.34 (the “Repriced Options”); provided that holders of Repriced Options must remain in Continuous Service (as defined in 2021 Plan or Inducement Plan, as applicable) with the Company or while the optionholder is an Eligible Participant (as defined in the 2015 Plan), as applicable, for a designated retention period in order for the applicable Repriced Option to be exercisable for the Reduced Exercise Price pursuant to the Option Repricing. The retention period (the “Retention Period”) shall begin on the Effective Date and end on the earliest of (A) February 3, 2026, (B) a Change in Control during the holder’s Continuous Service (each as defined in the 2021 Plan or Inducement Plan, as applicable) with the Company or while the optionholder is an Eligible Participant (as defined in the 2015 Plan), as applicable, and (C) 30 days prior to the applicable Repriced Option’s original expiration date. If any such Repriced Option is exercised prior to the end of the Retention Period, the exercise price per share shall be the original exercise price per share, and not the Reduced Exercise Price. No other changes were made to the Repriced Options as a result of the Option Repricing, including with respect to the vesting schedules or expiration dates of or the number of shares underlying the Repriced Options.

The total number of shares underlying all Repriced Options is approximately 6.76 million shares. The Repriced Options previously had exercise prices ranging from $1.36 to $44.96 per share.

The Repriced Options include underwater options held by the Company’s named executive officers, including the Company’s principal executive officer, as set forth below:

Name and Position	Total Repriced Options	Weighted Average Exercise Price of Repriced Options	Exercise Price Range of Repriced Options
Robert Ang Chief Executive Officer	2,126,440	$ 4.301	$1.90 to $18.00
Tirtha Chakraborty Chief Scientific Officer	625,189	$ 4.931	$1.36 to $8.63
Eyal Attar Chief Medical Officer	598,000	$ 3.810	$2.41 to $5.55

The Board approved the Option Repricing after multiple discussions, careful consideration of various alternatives and a review of other applicable factors upon the recommendation of the Compensation Committee of the Board and with the advice of the Board’s independent compensation consultant. The Board designed the repricing, with the original exercise price applicable during the Retention Period, to provide added incentive to retain and motivate the holders of the Repriced Options to continue to work in the best interests of the Company and its stockholders without incurring the stock dilution resulting from significant additional equity grants or significant additional cash expenditures resulting from additional cash compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vor Biopharma Inc.

Date: February 6, 2025	By:	/s/ Robert Ang
Robert Ang
Chief Executive Officer